Exhibit 99

Media
Kathleen Golden
415-396-4024

Investors
Jim Rowe
415-396-8216

WELLS FARGO ANNOUNCES AGREEMENT TO BUY BACK AUCTION RATE SECURITIES

SAN FRANCISCO, November 18, 2009 – Wells Fargo & Company (NYSE: WFC) announced today that it will purchase Auction Rate Securities (ARS) nationwide from eligible investors who bought ARS through one of three of its broker-dealer subsidiaries prior to February 13, 2008. Eligible investors will receive additional information regarding the terms of the buyback offer by mail within ninety (90) days.

This announcement was made in conjunction with separate agreements reached with the State of California Attorney General’s office and the North American Securities Administrators Association regarding Wells Fargo’s participation in the auction rate securities (ARS) market. The settlement agreements resolve all active regulatory investigations and enforcement actions concerning Wells Fargo’s participation in the ARS market, without Wells Fargo admitting to the allegations in the various investigations and complaints. The company has agreed to pay $1.9 million in fines and expenses.

Since shortly after the liquidity crisis hit in 2008, and well before any firm agreed to a buyback in connection with an ARS settlement, Wells Fargo has been voluntarily providing significant liquidity to customers who purchased Auction Rate Preferred Securities (ARPs). Since April 2008, these customers have had access to up to 90% of the par value of their ARPs through a Wells Fargo loan at advantageous rates that is non-recourse as to principal. The loan was intended to provide temporary liquidity until issuers refinanced their ARS.

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“We have been working with ARS issuers since the auction rate market froze, and while there has been progress, redemptions by issuers have not occurred as fast as anyone would have hoped or predicted. We are glad to have resolved this for our customers through an actual repurchase of their ARS,” said Charles W. Daggs, CEO of Wells Fargo Investments, LLC.

The buyback offer generally will be available to Wells Fargo Investments’ retail clients, individual investors, certain 501(c)(3) charitable organizations any other customers having less than $10 million in investable assets as of January 31, 2008.

Based on these agreements, the company expects to purchase up to $1.4 billion of ARS, with an estimated financial impact of approximately $150 million after tax in the fourth quarter of 2009. The company expects to recover this cost over time through redemptions of these securities.

Before becoming Wells Fargo Advisors, the former Wachovia Securities announced in August, 2008 a global agreement in principle to settle auction rate securities. Wells Fargo & Company completed its merger with Wachovia Corporation, effective December 31, 2008.

Cautionary Statement About Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about Wells Fargo, including the estimated financial impact of repurchasing ARS and the expectation that we will recover this cost over time. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including if the ARS market does not improve or worsens or if the issuers of the ARS do not redeem the securities when and as expected or required, in which case the actual financial impact might be more than estimated and we might not recover any of the cost.

About Wells Fargo & Company

Wells Fargo & Company is a diversified financial services company with $1.2 trillion in assets, providing banking, insurance, investments, mortgage and consumer finance through more than 10,000 stores and 12,000 ATMs and the internet (wellsfargo.com) across North America and internationally. (9/30/09)

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Wells Fargo Private Client Services and Wells Fargo Private Bank provide financial products and services through affiliates of Wells Fargo & Company. Brokerage services are available through Wells Fargo Investments, LLC (member SIPC). Insurance products are available through Wells Fargo Investments, LLC (California license #0D26865) or licensed affiliates.

Wells Fargo Bank, N.A.

Member FDIC